Stereotaxis Rights Offering Expires November 21, 2013

ST. LOUIS, MO, November 20, 2013 – As a reminder to certain stockholders and warrant holders of Stereotaxis, Inc. (NASDAQ: STXS), as well as holders of separately purchased subscription rights, the current rights offering is scheduled to terminate this Thursday, November 21, 2013, at 5:00 pm New York City time.

All payments and documentation required to exercise rights must be received by Broadridge Corporate Issuer Solutions, Inc. (the “Rights Agent”) by the termination time, and those rights holders wishing to exercise their rights may need to contact their broker, dealer, customer, bank or other nominee in order to properly exercise their rights. Accordingly, rights holders with any questions regarding exercising their rights should contact the Rights Agent by telephone at (855) 300-4994.

As previously announced, all stockholders and certain warrant holders of Stereotaxis, Inc. as of the record date of October 31, 2013 at 5:00 pm New York City time, received subscription rights. For those interested in purchasing the subscription rights, these rights can be purchased on the NASDAQ Capital Market under the symbol “STXSR,” and will continue to be listed until the expiration of the rights offering.

For stockholders and certain warrant holders that received subscription rights in connection with the rights offering, 1 subscription right was received for every 1 share held. 1 subscription right allows the purchase of 1/3 a share of common stock at a price of $3.00 per share. As an example, if an investor owned 200 shares of common stock on the record date, the investor would have received 200 subscription rights. The 200 rights would allow for the purchase of 66 shares of commons stock for $3.00 per share (a total of $198 = 3 x 66).

As stated above, if holders of subscription rights elect to exercise any rights, the Rights Agent must receive all required documents and payments from the holder prior to the expiration of the rights offering. If the holder’s required subscription exercise documentation is received by the Rights Agent after the expiration of the rights offering, Stereotaxis may, in its sole discretion, choose to accept the holder’s subscription but will be under no obligation to do so.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. A registration statement relating to the rights was filed with the Securities and Exchange Commission and was declared effective on October 29, 2013. The rights offering is being made only by means of a prospectus filed by the Company with the Securities and Exchange Commission on October 29, 2013. The prospectus is maintained on the Securities and Exchange Commission’s website at www.sec.gov and contains information pertinent to the rights offering. A copy of the prospectus, or further information with respect to the rights offering, may be obtained by calling the rights agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 300-4994. Stockholders who hold their shares through a broker, must provide instructions to their broker regarding their intentions with respect to their rights.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital's interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ circular catheter manipulator is currently in clinical trials in order to obtain clearance by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital or otherwise address ongoing liquidity challenges on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms or at all, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com